Exhibit 99
GORMAN-RUPP REPORTS RECORD QUARTER SALES AND RECORD
BACKLOG
Mansfield, Ohio — July 28, 2011 — The Gorman-Rupp Company (NYSE Amex: GRC) reports net sales and earnings for the second quarter and six months ended June 30, 2011.
Net sales during the second quarter ended June 30, 2011 increased 27.3% to a quarterly record $92,159,000 compared to $72,380,000 during the same period in 2010. Net income increased 57.8% to $8,925,000 compared to $5,656,000 in the second quarter 2010. Earnings per share were $0.42 and $0.27 for the respective periods.
Net sales for the six months ended June 30, 2011 increased 27.6% to a six-month record $176,233,000 compared to $138,166,000 during the same period in 2010. Net income increased 58.0% to $16,044,000 compared to $10,153,000 in the first six months of 2010. Earnings per share were $0.76 and $0.49, respectively for these two periods. The operating results for 2011 include National Pump Company acquired October 1, 2010.
Higher sales during the quarter were impacted by the improving global economy compared to a year ago. Primary increases were in sales to the industrial, agricultural, construction and rental markets. In addition, sales of custom pumps increased during the quarter as a result of pumps supplied for flood control projects. Partially offsetting these increases was a decrease in sales to the fire protection market.
Increased orders in the aforementioned markets and in the original equipment market during the quarter resulted in a record backlog of $154.2 million at June 30, 2011, a 46.9% increase from a year ago and 43.6% higher than the backlog of $107.4 million at December 31, 2010.
The increase in earnings for the quarter and six months principally reflects improved operating leverage on the higher volume of sales.
The Company continues to maintain a strong and liquid balance sheet with $27.5 million in cash and short-term investments and working capital of $94.6 million at June 30, 2011. During the quarter, $2.0 million of borrowings used to finance the acquisition of National Pump Company were re-paid.
Jeffrey S. Gorman, President and CEO said, “We are extremely pleased with our record sales performance for the second quarter and six months 2011 and are encouraged by our record backlog. Although the economic recovery remains uneven, the Company has achieved solid order, revenue and earnings growth in the first half of 2011. We believe this continued growth demonstrates the quality of our products and the depth of our markets and we look forward to a good second half of the year.”
David P. Emmens
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1477
NYSE Amex: GRC
For additional information contact Wayne L. Knabel, Chief Financial Officer, Telephone (419) 755-1397.
The Gorman-Rupp Company designs, manufactures and sells pumps and related equipment (pumps and motor controls) for use in water, wastewater, construction, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid handling applications.

Exhibit 99
The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(in thousands of dollars, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net sales	$92,159	$72,380	$176,233	$138,166
Cost of products sold	67,910	55,094	130,598	105,431

Gross profit	24,249	17,286	45,635	32,735

Selling, general and administrative expenses	10,768	8,375	21,495	17,134

Operating income	13,481	8,911	24,140	15,601

Other income (expense) — net	(66)	(400)	(97)	(391)

Income before income taxes	13,415	8,511	24,043	15,210
Income taxes	4,490	2,855	7,999	5,057

Net income	$8,925	$5,656	$16,044	$10,153

Earnings per share	$0.42	$0.27	$0.76	$0.49
The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands of dollars)

	Unaudited
	June 30,	December 31,
	2011	2010
Assets
Cash and short-term investments	$27,477	$34,246
Accounts receivable — net	61,267	51,996
Inventories	64,971	51,449
Deferred income taxes and other current assets	4,443	5,503

Total current assets	158,158	143,194

Property, plant and equipment — net	114,313	113,526

Prepaid pension and other assets	6,685	3,545

Goodwill and other intangible assets	25,953	26,442

Total assets	$305,109	$286,707

Liabilities and shareholders’ equity

Accounts payable	$17,770	$12,042
Short-term debt	20,000	25,000
Accrued liabilities and expenses	25,772	22,636

Total current liabilities	63,542	59,678

Postretirement benefits	22,554	22,241

Deferred and other income taxes	4,954	4,954

Shareholders’ equity	214,059	199,834

Total liabilities and shareholders’ equity	$305,109	$286,707

Shares outstanding	20,984,893	20,984,893
Shares outstanding and per share data reflect the 5 for 4 stock split effective June 10, 2011.